FORM 8-K


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                          December 23,1994
                (Date of earliest event reported)




                    ITT FINANCIAL CORPORATION
     (Exact name of registrant as specified in its charter)




 Delaware                      1-7437                43-0815676
 (State or other jurisdiction    (Commission                (IRS Employer
     of incorporation)            File Number)            Identification No.)



 645 Maryville Centre Drive     St. Louis, Missouri          63141
        (Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code: (314) 542-3636



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Item 5.  Other Events

     As previously announced by ITT Corporation, the Registrant expects to enter into agreements to sell all or substantially all of its businesses and assets to various purchasers during the first half of 1995.

     In furtherance of this goal, the Registrant has agreed to sell its Island Finance operations located in the Caribbean Basin for an amount to be determined at closing. The operations include certain assets of the Registrant as well as the capital stock of approximately 60 subsidiaries identified by local variations of the name "Island Finance" which operate in the Commonwealth of Puerto Rico, the U. S. Virgin Islands, the Netherlands Antilles and Aruba. In addition, the transaction includes the sale of the capital stock of subsidiaries bearing the names "Financiera el Sol" in Panama and "Credisol" in Costa Rica. The value of the Registrant's Caribbean Basin net assets to be sold approximated $ 900 million as of September 30, 1994.
The transaction should be completed by the second quarter of 1995.

     In addition, the Registrant has entered into a preliminary agreement to sell its commercial floorplan financing operations during 1995. The value of the Registrant's commercial floorplan net assets to be sold approximated $ 1.5 billion as of September 30, 1994. Further, the Registrant has commenced negotiations with potential purchasers to sell some or all of its remaining businesses and assets in 1995.


                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   ITT FINANCIAL CORPORATION
                                   (Registrant)


Date: January 12, 1995             By /s/  David K. Zwiener
                                     David K. Zwiener
                                     Executive Vice President, Treasurer
                                     and Chief Financial Officer